Exhibit 99.1

FIRST INDIANA BANK
Moderator: Bob Warrington
October 28, 2004
8:00 am CT

Operator: Good morning. My name is Tina and I will be your conference facilitator today. At this time I would like to welcome everyone to the First Indiana Corporation third quarter Earnings Release conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer period. If you would like to ask a question during this time simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Mr. Warrington, you may begin your conference.

Robert Warrington: Thank you Tina. Welcome and good morning and we appreciate the opportunity to share our third quarter financial results and observations with you and thank you for taking the time to join us. With us in the room today, Beth Copeland, our Communications Director; Marni McKinney, our CEO of the holding company; Bill Brunner, our CFO; and Glenda Fisher, our Controller. First we will address forward-looking statements and then we’ll provide our comments.

Beth Copeland: In our presentation to you today and in the course of answering your questions, some of the statements contained in today’s program may be considered forward-looking statements which provide current expectations or forecasts of future events. These forward-looking statements generally relate to cost savings, growth strategies, final results, sales, credit quality, interest margins, and market opportunities. They are based on current assumptions and/or expectations that involve a number of uncertainties or risks. These uncertainties and risks include but are not limited to those outlined in First Indiana’s Annual Report on Form 10-K for the year ended December 31, 2003, and other documents filed from time to time with the Securities and Exchange Commission. Investors are advised to review any further disclosures which may be made in such reports filed periodically with the SEC. Forward-looking statements are made as of today’s date and First Indiana undertakes no duty to update them.

Robert Warrington: Thank you Beth. During our second quarter conference call I promised I’d report back on several issues. I’d like to take the time to do that and elaborate on some of our recent announcements and then we’ll be glad to take your questions. I’ve been on the job here at First Indiana for five months now, and during that time I’ve worked closely with our senior management team to develop a strategic plan designed to transform First Indiana into a high performing bank. We recognize that this is a process that will take time, but we do believe we put together the road map that will guide us on this journey. We’ve developed a solid plan to move the company where we know we can take it. Our plan centers around three core strategies: executional excellence, revenue growth, and focus. We recognize that the strategic plan is an important development for us but that just starts the process. Our ability to execute that plan will determine our ultimate success. The initiatives that we’ve announced in the past few months are part of a more global thought process pursuant to these strategies and the overall plan we’ve developed to move the company forward.

Starting with cost reduction, in September we announced one of our first initiatives of our strategic plan. It was an attempt to reduce our costs and more properly align the efficiency ratio of this company with the expectations of high performing banks. We knew that we had to resize the support to better match our revenue. We also knew we had to incorporate the discipline of cost control as a cultural element. This is a key fundamental to our future success and a cultural change we’ll work daily to enhance. The management team took a couple of months to investigate and determine the best way to reduce costs in our company. The ultimate result was we eliminated 70 positions. By far the largest variable expense is salary. We wanted to minimize the impact on our associates and we opted to eliminate open positions and positions previously scheduled to retire. In the end, while we reduced our force by 70 jobs we only let 30 associates go. This was accomplished by a close working relationship among the management group to reallocate our existing talent to open positions and try to minimize the human impact. We also wanted to minimize the impact on our service and eliminated positions that we believe would not directly risk client service. Job eliminations were not the only area.

Operations consolidations for cost efficiency and reducing risk took place. Other areas such as renegotiating vendor contracts and subletting our suites at local sports facilities also was part of our plan. We are now confident the plan will take out $4 million in our pre-tax run rate. Now that our operations are more in line with our revenue, our goal will be to focus more precisely and increase our revenue. An additional thought as an adjunct to our cost reduction plan is while we’ve lowered our expected run rate, we believe we’ve also been able to increase the caliber of our staff. In the past several weeks we’ve recruited three experienced and successful in market bankers. We’ve upgraded the talent in two key positions — our retail banking manager and our special assets manager. Particularly important to us is the ability to grow and develop our branch network as a revenue producing machine so the retail banking manager is particularly key for the success of building that part of our franchise. In addition, we’ve added an in-house legal counsel which has already significantly reduced our expenditure for professional services.

Also focusing on our local market, we decided that we needed to exit the out-of-state construction business. We made that announcement in September. It was a key decision but part of the strategic planning process. We must spend our time doing the things that matter the most. It had become clear to us that focusing on central Indiana was critical and the divestiture of the out-of-state construction offices fit into that concept. While these offices are in good markets, we just can’t drive by and see the properties that are in another state. Plus as we’re working hard to improve our liquidity, it’s not practical or possible to gain deposits from out-of-state clients. This transaction is progressing well and we expect that it will close in the next week.

Similarly when we announced on Monday the sale of our subsidiary Somerset, we wanted to continue not just our focus on central Indiana but our focus on banking. Coupling our strategic desire to focus on governance issues that have become a growing issue with the independence of accounting firms, it had continually become more difficult for our friends at Somerset to refer clients to us when they were doing the accounting work for those firms. We have a good relationship with Somerset and we know we’ll continue to work with them. This was an extremely amicable transaction and we believe it a win-win situation for First Indiana, Somerset, and all our clients. If you would like guidance as to what the sale means financially for First Indiana, we have separate segmentation designation in our 10-K that should be helpful.

Regarding credit quality, as we mentioned in our second quarter conference call, we have appointed Dave Maraman as our Chief Credit Officer and Dave’s first assignment was to review the entire loan portfolio. I can report that all loans were reviewed during the third quarter and as stated in our earnings release, I am confident that all existing concerns are adequately reserved for. During the quarter we took a combined charge of $6.3 million for a loan loss provision and the write downs in other real estate owned. We also sold $8 million in consumer and residential non-performing assets for less cost than it would have taken us to work them through the system. The costs associated with that were part of the previously mentioned charge. We are likely to see more charge-offs as non-performing loans work their way through the system. However they have all been reserved for. And perhaps equally as important with the review of all the loans, during the quarter we developed an entirely new corporate credit policy which was recently approved and we think the precepts of that policy more adequately reflect the conservative credit culture and we’ve been using those guidelines on all new recent originations and feel good about new loans coming into the portfolio.

We also announced a dividend and tender offer. Regarding the dividend, First Indiana was recently designated as a 2004 Merchant’s Dividend Achiever. We are committed to maintaining our dividend increases and maintaining our record and maintaining our relationship as a dividend achiever. The tender offer is important to us as the Board of Directors unanimously concluded that the offer was the best use of our capital at this time. Once the offer is completed our capital ratios will still be strong. We have very high capital levels right now. We will be significantly above the well capitalized levels when the tender offer is completed so we feel very comfortable in that regard.

In conclusion, we said we’d look at our operations and we have. We said we’d develop a specific plan and we’ve done that. As I stated at the beginning of my remarks, these recent actions are consistent with the core strategies of executional excellence, revenue growth, and focus. We’re confident this strategy has set First Indiana on the road to our full earnings potential. That concludes our prepared remarks and now we would be pleased to address any questions our audience might have with the assistance of our conference operator, Tina.

Operator: At this time I would like to remind everyone, if you would like to ask a question press star, then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Brad Milsaps with STN Midwest Research.

Brad Milsaps: Hey, good morning guys.

Robert Warrington: Good morning.

Brad Milsaps: First question pertaining to trying to come up with a run rate on the expenses going forward, understanding all the changes you’ve made. Is it fair to say can you just back out $2 million from this quarter with the non-recurring items and that’s some type of run rate going forward, or do you also have incentive comp that you’ve backed out of personnel as well? I’m just trying to get an idea of kind of what a core run rate going forward would be.

William Brunner: Good morning Brad, this is Bill. I’ll take that. For this quarter you’d have to really dig in and take out a number of things out of this quarter. One, you’d want to take out as we released approximately $1.2 million relating to the restructuring charge. You have to go down to the OREO line and take out another approximately $1.1 million in credit charges Bob was talking about, some of those were in OREO expenses so you’d have to take that out of there. So that would I think get you to a reasonable number for where we are today from which you could launch into the cost savings that we’ve announced.

Brad Milsaps: Okay great, thanks.

Operator: Your next question comes from Steve Covington with Stifel, Nicolaus & Co.

Steve Covington: Good morning guys. Just a couple of quick ones and I guess they’re more big picture in nature just because this was kind of a difficult quarter to decipher in this short period of time. But I guess first of all Bob, in your comments and in the press release you talk a little bit about the changing focus of the balance sheet and specifically what the reduction in consumer loans and some of those things. Can you give us an idea on what will the focus be for balance sheet growth going forward and how different will it be?

Robert Warrington: Good morning Steve. What we have now is the opportunity to call vigorously on the central Indiana marketplace and we recognize that the next level of our success will be predicated on our ability to generate new business in this marketplace. So we have challenged all officers within the corporation to participate in that process. So we’ll be focusing on the in market development of business loans, consumer loans, residential loans, all types of loans, but specifically within this market. We recognize that the sale of the out-of-state offices takes away a significant amount of earning assets from the balance sheet but we think the quality of the future earnings we generate will be superior. So sometimes I like the phrase that we take two steps forward and one step back and this is part of the process of realigning that balance sheet, getting the assets focused in central Indiana of a higher quality and then simultaneously working to improve our liquidity ratios on the balance sheet, all of which are benefited by the recent announcements.

Steve Covington: Okay, thank you. And then secondly, as you obviously have a lot of moving parts in ‘04 and a lot of these alternatives should enhance your earnings and profitability over the next several years, can you give us an idea on what your profitability goals or some general goals on what you would expect over the next several years?

Robert Warrington: Well if you look out over what we might describe as a strategic planning cycle, our longer term aspirations would clearly have our profit metrics falling within the top quartile of the banking industry and our internal goals are set and designed to take us to that end point.

Steve Covington: And what about a long term growth rate on earnings Bob, what would you be satisfied with from that perspective?

Robert Warrington: Well I’d always like more no matter what we get, but generally speaking I think if we get to the point where we can grow earnings per share by a double digit level, I believe we totally control our destiny. So internally that’s our objective.

Steve Covington: Okay, thanks.

Robert Warrington: Thank you.

Operator: Your next question comes from Fred Cummings with Keybanc Capital Markets.

Fred Cummings: Yes, good morning. Just a couple of questions -- now Bob and Bill, obviously a lot of noise this quarter and if you were to normalize things as best you can, are you comfortable giving us what your run rate would be right now in terms of earnings?

William Brunner: Well Fred, that’s a little bit difficult to do as you’re right, there’s so much noise. And as we’ve already propositioned, there’s a little more noise to come in the fourth quarter too which has been released. But Fred, to be real frank with you, I would just add up and go through and add up the different areas that have come out, you know, the Somerset sale, the restructuring charge, the OREO charges, and some measure of credit charge. And you can come to a number that you’ll find that is similar to slightly less than what we had in the previous quarter. To be frank with you, as we work through deliberately redesigning the loan portfolio, there’s exiting credits and so our balance sheet has not been on a growth path and that revenue hindrance has slowed earnings in the short run. So maybe take it to that spot. The numbers are all there and we’re not trying to get to the point of a guidance situation. I come to a number a little bit less than our previous quarter.

Fred Cummings: And then secondly, now as related to the credit charges here, I know First Indiana underwent some last year, maybe it was earlier this year where you had an intensive review of the portfolio as well. Now I’m wondering if there has been any incremental, maturation to the economy in Indianapolis that caused some changes in the business loan portfolio, or was this just the new management team taking a more conservative stance on some of the issues.

Robert Warrington: Fred, I don’t think the economy was related to the moves we took. We were in reasonably good shape, but as I said, we did review every credit. I guess you could say our view was more conservative. We took an additional charge of both as Bill mentioned for other real estate owned as well as a larger than normal provision. But in return for that I feel comfortable publicly stating to you that we believe that all the issues in our loan portfolio have adequate reserves as we speak. And that, to us, is a very important point in our destiny to be at, because we now believe on a go forward basis what we need to provide for are new loans that we put into our book of business. And we were I guess you could say partially paying for the existing portfolio on the installment plan. And today we believe we’re adequately and correctly provisioned and that gives us a much stronger foothold as we go forward to develop new business in the future.

William Brunner: Bob, if you don’t mind I’d like to add to that a little bit. On the quarter to quarter Fred, when I step back and look at it, our reserve for loan losses has been held constant over the period. It’s not particularly that there was any dramatic change happen to it, it’s an ongoing analysis that we always are looking to what is exactly the right number. That number has been built up over time and I guess we’re saying when I look at it from June to September we’re still confident in that number.

Fred Cummings: Okay and then lastly I like this concept of this self tender offer and I asked this question on the last call. In terms of you’re managing towards a number of capital ratios. But if you could address tangible common equity to tangible assets, Bob and Bill, at what level are you comfortable operating this company at? It looks like the risk profile clearly is being reduced. You have excess reserves that appears at 3.19 percent of total loans. So if you can comment specifically on your tangible common equity to tangible asset ratio.

William Brunner: Sure Fred, I’ll be glad to do that. In looking at this, to put a benchmark in the sand and getting where we think it should be and getting myself square, I did a lot of looking around and it appears the industry is running around 6-1/2% on that number. After we are done with a successful tender and the other risk reduction activities like selling out-of-state offices and such, we will be north - our pro formas show us north of 7%, maintaining north of 7% on that ratio.

Fred Cummings: Okay, that’s quite helpful. Thank you.

Operator: If you would like to ask a question, press star then the number 1 on your telephone keypad. Your next question comes from Fred Cummings with Keybanc Capital Market.

Fred Cummings: Bob, I have one follow-up for you. My sense is that particularly in the commercial lending business that battle was largely won or lost depending on the type of talent you have in the form of commercial lending officers. Now Bob, what are you doing even though demand right now might be weak, what are you doing on the staffing side in terms of trying to hire new people on the ground in terms of your commercial lending staff?

Robert Warrington: Thank you Fred. I think I would describe demand as moderate. We have over a period of time that pre-dates my arrival worked on an overall improvement to the quality of our corporate banking core. And I can tell you from personal experience in making sales calls with many members of that group and our CEO Marni McKinney here sitting next to me has also been out on a number of sales calls, that we have a pretty high caliber core of corporate bankers. So I think that’s a real asset to us. Now we’d always like to have some more and we’ll constantly be on the lookout for them. But we can grow, we can produce with the staff we have today. And I like to say that we use size as our advantage in this marketplace. And when Marni and I are out on a sales call with one of our bankers, we can look the principal in the eye and say look, if something doesn’t go the way you want you can always pick up the phone and reach the President, reach the Chief Executive, and we have I think a better warranty than anyone else can provide because we’re here in the market. So Fred, I think we have a strong group of corporate bankers and that’s a real asset. And I think we’ll be able to show some lift in that area, particularly as we get into the first quarter of next year.

Fred Cummings: And one question for Marni. Marni, will the family be tendering shares or do you expect to sell any shares in regards to this tender offer? Or will you be maintaining your position?

Marni McKinney: Fred, good morning. Excuse me. We have actually stated in the offering letter that will be going out, we have stated that through a combination of all inside key management and directors that we can at our discretion tender but no more than a total of 15% of the offering. So we’re limiting ourselves to 15% of the offering.

Fred Cummings: So just to make sure I understand, is that all insiders?

Marni McKinney: Of the holdings, excuse me.

Fred Cummings: So that’s - so it’s your family and all other directors?

Marni McKinney: That’s correct.

Fred Cummings: Okay, no more than 15%.

Marni McKinney: Of our holdings.

Fred Cummings: Of your holdings, okay. Thank you.

Marni McKinney: Thanks Fred.

Operator: At this time there are no further questions. Are there any closing remarks?

Robert Warrington: No Tina. Thank you everyone for listening and have a great day.

Operator: This concludes today’s First Indiana Corporation conference call. You may now disconnect.